SEVEN FIELDS DEVELOPMENT (PA), INC.
2200 Garden Drive, Suite 200
Seven Fields, Pennsylvania 16046

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held March 30, 2001


     Notice is hereby given that the Annual Meeting of the Shareholders of Seven Fields Development (PA), Inc. will be held at Hawthorne Commons Community Building, 201 Sycamore Drive, Seven Fields, Pennsylvania, on Friday, March 30, 2001, at 8:30 A. M. Local Time, for the following purposes:

(1) To vote on the election of two directors of the Corporation to serve for a three year term.

(2) To ratify the appointment of O'Connor and Company as independent auditors of the Corporation for the fiscal year ending October 31, 2001.

(3)  To approve the proposal to dissolve the Corporation.

(4)  To transact such other business as may properly come before the meeting.

The Board of Directors has established the close of business on February 09, 2001 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING REGARDLESS OF THE NUMBER OF SHARES THAT YOU HOLD. PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE PAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOUR PROXY CAN BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED BY NOTICE TO THE SECRETARY OF THE CORPORATION, OR BY APPEARING AT THE MEETING AND VOTING IN PERSON.

By Order of the Board of Directors,

SAMUEL A. GOLDBERG
Secretary

March 5, 2001

YOUR ATTENTION IS DIRECTED TO THE PROXY STATEMENT ACCOMPANYING
THIS NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

"PRELIMINARY COPY"

SEVEN FIELDS DEVELOPMENT (PA), INC.
2200 Garden Drive, Suite 200
Seven Fields, Pennsylvania 16046

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
MARCH 30, 2001



GENERAL INFORMATION

          This Proxy Statement is being furnished to the shareholders of Seven Fields Development (PA), Inc. (the "Corporation"), in connection with the solicitation by the Board of Directors of the Corporation of the accompanying Proxy for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on March 30, 2001 and at any adjournments thereof. This Proxy Statement is first being mailed to shareholders of the Corporation on or about March 5, 2001.

          At the Annual Meeting, the shareholders will be asked to elect two persons to the Board of Directors of the Corporation, to hold office for a term of three years and until their respective successors are duly elected and qualified, to approve the Board of Directors' proposal to dissolve the Corporation and to ratify the appointment of O'Connor and Company as independent public accountants to audit the financial statements of the Corporation for the fiscal year ending October 31, 2001. It is not anticipated that any other matters will come before the Annual Meeting.

VOTING AT THE MEETING

Proxies

Shares of the Corporation's common stock, par value $1.00 per share (the "Common Stock") may be voted by shareholders in person or by proxy. Holders of Common Stock are entitled to one vote per share on all matters.

When the Proxy enclosed herewith is properly executed and returned, the shares represented by it will be voted in accordance with the directions thereon or, if no directions are indicated, the Proxy will be voted "FOR" election to the Board of Directors of the two nominees listed in this Proxy Statement, "FOR" the dissolution of the Corporation and "FOR" ratification of O'Connor and Company as auditors for the Corporation for the fiscal year ending October 31, 2001. If any other matters should be presented at the Annual Meeting upon which a vote may properly be taken, it is intended that the shares represented by Proxies at such meeting will be voted on such matters in accordance with the sole discretion of the Board of Directors of the Corporation.

If the enclosed Proxy is executed and returned, it nevertheless may be revoked at any time prior to its exercise, either by giving written notice of revocation to the Secretary of the Corporation (at Seven Fields Development
(PA), Inc., Attention: Secretary, 2200 Garden Drive, Suite 200, Mars, Pennsylvania 16046), or by appearing at the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.

Record Date and Holders of Record

The close of business on February 09, 2001, has been fixed as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). As of the Record Date, the Corporation had outstanding 2,905,514 shares of Common Stock, held of record by approximately 2,357 persons. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock will be necessary to constitute a quorum at the Annual Meeting.

Vote Required

Approval of the proposal to elect the nominees as directors requires the affirmative vote of the holders of a plurality of the outstanding shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Approval of the proposals to dissolve the Corporation and ratify the selection of O'Connor and Company as the Corporation's auditors requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on such matters.

Proxy Solicitation and Expense

Proxies are being solicited by and on behalf of the Board of Directors of the Corporation. All expenses of this solicitation, including the cost of mailing, will be borne by the Corporation. Directors, officers and employees of the Corporation may, at no additional compensation, use telephone and other means of communication to request the holders of Shares to return proxies. The Corporation will not pay any compensation for the solicitation of proxies, but may reimburse to nominees, fiduciaries and other custodians their reasonable expenses in sending proxy materials to their principals and obtaining their voting instructions.

ELECTION OF DIRECTORS

The Corporation's Board of Directors has fixed the number of directors at seven in accordance with the By laws of the Corporation. The By laws provide that directors chosen to succeed those directors whose terms expire shall be elected for a term of three years. Accordingly, two directors are to be elected at this Annual Meeting, and their term of office will expire in 2004. In the event that either of the nominees is unable to serve as a director for any reason, the persons named in the enclosed proxy will vote for such substituted nominees as shall be designated by the Corporation's Board of Directors.

The Board of Directors recommends that the shareholders vote FOR the election of the two persons named below, both of whom have expressed their willingness to serve. Information regarding the nominees for election as directors of the Corporation is set forth below. For information concerning the continuing directors, see "Directors of the Corporation".

Robert A. Janusey is Vice President of Shiloh Industrial Contractors, Inc., a commercial and industrial construction firm located in Lawrence, Pennsylvania which Mr. Janusey co founded in 1986. Prior to founding Shiloh, Mr. Janusey was a project manager in the civil construction division of Chapman Corp. from 1980 to 1986 and a draftsman for Janusey and Associates from 1976 to 1980. Mr. Janusey received an Associate of Science degree in engineering from Lees McRae College and a Bachelor of Science degree in civil engineering from Geneva College.

Cheryl Kirchner was elected a director in March 1997 to fill a vacancy created by the retirement of Guy E. Bubb. Ms. Kirchner is a registered nurse with over 20 years experience in the field of health care management and the development of patient care systems. She received a Bachelor's Degree from Youngstown State University with a major in Nursing, and a Master's Degree in Health Service Administration from St. Francis College. As owner of a geriatric care management service, she developed systems of support for the elderly and their families.

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected, subject to shareholder ratification, O'Connor, and Company to act as the Corporation's independent public accountants to audit the financial statements of the Corporation for the fiscal year ending October 31, 2001.

     O'Connor and Company has served as the independent auditors for the Corporation's subsidiary Seven Fields Development Company and its predecessor, Seven Fields Development Corporation ("Seven Fields") since 1988 and as the Corporation's independent auditors for the fiscal year ended October 31, 2000.


A representative of O'Connor and Company is expected to be present at the Annual Meeting and, while he is not expected to make a statement, he will have the opportunity to do so if he desires. Such representative will be available to respond to appropriate questions from the shareholders.

The Board of Directors recommends that shareholders vote FOR the ratification of the selection of O'Connor and Company as the independent public accountants of the Corporation.

AUTHORIZATION TO DISSOLVE

The shareholders are being asked to approve the following resolution, which approves the proposal adopted by the Board of Directors, to dissolve the Corporation. The Board recommends a vote "FOR" the proposal.

RESOLVED, that the shareholders of the Corporation hereby approve the voluntary dissolution of the Corporation in accordance with Subchapter F of Chapter 19 and Section 1975 of the Pennsylvania Business Corporation Law.

Summary

The Corporation was organized as a Pennsylvania Corporation in 1994 as part of a comprehensive reorganization plan under which the Corporation and its affiliates were to continue the business of Seven Fields Development Corporation. Seven Fields Development Corporation had been formed pursuant to an order of Bankruptcy Court. It was created to succeed to all of the unpaid debt of certain bankrupt entities ("Investor Debt") and all of their real estate assets. It was charged with developing and selling the real estate and paying off as much of the Investor Debt as possible. The real estate is located primarily in Butler County, Pennsylvania. Upon succeeding to the interests of Seven Fields Development Corporation, the Corporation and its affiliated companies each adopted an initial plan of liquidation. In furtherance of the preliminary plan of liquidation, the Corporation and its affiliates have continued the development and sale of the real estate assets, making periodic distributions as funds became available from such sales.

In December 1999 the Corporation, through its affiliate, entered into an agreement with Hanna Holdings, Inc. under which Hanna Holdings agreed to purchase at closing a substantial portion of the remaining unsold residential lots and all other company assets devoted to residential development and construction. The sale to Hanna Holdings closed on January 2, 2001, leaving the Corporation and its affiliates with approximately 18 acres of unimproved commercial property and approximately 8 acres of property zoned residential in the Borough of Seven Fields, Butler County. The Corporation expects to sell this remaining real estate during fiscal year 2001, which ends on October 31, 2001. In anticipation of completing its initial plan of liquidation during fiscal year 2001 and winding up its affairs, the Corporation's management recommends that the shareholders adopt a resolution authorizing the formal dissolution of the Corporation.

If the resolution is adopted, Management intends to wind up the Corporation's affairs and those of its affiliates during the fiscal year ending October
31, 2001. A liquidating distribution or distributions will be made to the shareholders in 2001 of all remaining proceeds from the sale of the Corporation's assets, less any amount which Management determines to be necessary to reserve against future contingencies and potential liabilities. These reserves will, in all likelihood, be transferred to a liquidating trust. The liquidating trust would hold the funds in short term certificates of deposit, treasury obligations or high grade commercial paper. It may have a term of up to 3 years. The Corporation and its affiliates do not presently expect to keep reserves much in excess of $200,000 in such a trust. The Corporation's share of any amount remaining in a liquidating trust after all potential liabilities have been discharged or otherwise resolved to the satisfaction of the liquidating trustee would, after all expenses of liquidation have been paid, be distributed to the shareholders in a final liquidating distribution.

"Background and Reorganization"
The Corporation is a Pennsylvania Corporation acting as a holding company for two subsidiary Corporations and, indirectly, a Pennsylvania business trust, all of whom are involved in the development and sale of real estate in the western Pennsylvania area. The Pennsylvania business trust is Seven Fields Development Company (the "Business Trust"). It is the direct successor, by merger, to Seven Fields Development Corporation, the original successor to the bankruptcy proceeding. The Business Trust has owned the real estate assets, developed the real estate and made distributions of proceeds from their sale from time to time. The Business trust has also succeeded as the obligor under the Investor Debt, described above. The distributions from the Business Trust have been in the form of payments in partial satisfaction of the Investor Debt. As a result of the 1995 reorganization, the Corporation holds indirectly, through a wholly owned subsidiary, approximately 83% of the Investor Debt. Therefore, it receives through its subsidiary 83% of each distribution made by the Business Trust on the Investor Debt. It then distributes the funds to its shareholders. The other 17% of the Investor Debt is held by approximately 700 investors. Investor Debt is subordinated to all other debt of the Business Trust but superior to distributions to shareholders of the Business Trust. As the final liquidation occurs proceeds from the sale of the real estate will be distributed by the Business Trust in the same manner as the earlier distributions. Approximately 83% of each distribution will be be paid to the Corporation, and then distributed to the shareholders, and 17% will be paid to the other holders of Investor Debt. The amount of Investor
Debt still outstanding is far in excess of the value of the remaining assets held by the Business Trust; therefore, all liquidating distributions from the Business Trust will continue to be repayments of Investor Debt.

The Corporation also owns 100% of the shares of Seven Fields (DEL), Inc., a Delaware corporation, which is the direct holder of the Investor Debt, and 100% of Seven Fields Management, Inc., a Pennsylvania corporation, which acts as the trustee of the Business Trust. The Corporation, the Business Trust, and each of the Corporation's wholly owned subsidiaries are sometimes collectively referred to as the "Seven Fields Companies". The Corporation plans to dissolve in a coordinated manner with each of the other Seven Fields Companies, so that at the end of the process all of the Seven Fields Companies will be dissolved.

The Seven Fields Companies have developed and sold, on an ongoing basis, substantially all of such parcels of real estate and related assets to unaffiliated third parties.

Steps Toward Dissolution
"Liquidation And Dissolution"
Since its reorganization under the Federal Bankruptcy Code in 1987 it has been the Corporation's stated plan to sell its assets as quickly as possible and return to the investors as much of their original investment as possible.

Because the Corporation's management recognized that future profitability would be severely hampered if it sold its remaining lots and residential units piecemeal, it sold most of its remaining developed and undeveloped residential property to Hanna Holdings on January 2, 2001.

The total proceeds from the sale to Hanna Holdings, including the sales center and 40 acre parcel, totaled $7,786,729, consisting of $7,155,701 cash and $631,028 for the assumption of liabilities. After the sale the Corporation had one full time employee.

The Corporation will focus on concluding the sale of the two remaining commercial parcels, satisfying the various governmental agencies so that the Corporation can conclude its business activities, and paying its other obligations.

Certain Federal Income Tax Consequences

The following discussion is a general summary of the material Federal income tax consequences of the liquidation to the Corporation's shareholders, but does not purport to be a complete analysis of all the potential tax effect.
The discussion addresses neither the tax consequences that may be relevant to particular categories of investors subject to special treatment under certain Federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, and foreign individuals and entities) nor any tax consequences arising under the laws of any state, local or foreign jurisdiction. The discussion is based upon the Internal Revenue Code of 1986, Treasury Regulations, Internal Revenue Service (the "IRS") rulings, and judicial decisions now in effect, all of which are subject to change at any time; any such changes may be applied retroactively. The following discussion has no binding effect on the IRS or the courts and assumes that we will liquidate substantially in accordance with the current plan of the Corporation.

Distributions made to shareholders pursuant to the Corporation's liquidation and dissolution may occur at various times and in more than one tax year. No assurance can be given that the tax treatment described will remain unchanged at the time of such distributions. The following discussion presents our opinion. No ruling has been requested from the IRS with respect to the anticipated tax treatment, and we will not seek an opinion of counsel with respect to the anticipated tax treatment. The failure to obtain a ruling from the IRS or an opinion of counsel results in less certainty that the anticipated tax treatment summarized below will be obtained.

If any of these conclusions proves to be incorrect, the result could be increased taxation at the corporation and/or shareholder level, thus reducing the benefit to shareholders and the Corporation from liquidation.

Consequences to the Corporation

After the approval of the dissolution and until the liquidation is completed, the Corporation will continue to be subject to income tax on its taxable income. It will recognize gain or loss on sales of property pursuant to the liquidation; however, the Corporation believes that it has sufficient tax credits to carry forward from prior years so as to minimize the tax consequences of such sales. Cash distributions to Shareholders will not result in any tax consequences to the Corporation.

Consequences to Shareholders

In the event that a distribution is made as a result of the liquidation, it is our belief that shareholders will recognize gain or loss equal to the difference between (i) the amount of cash distributed to them and (ii) their tax basis for their shares. A shareholder's tax basis in his or her shares will depend upon various factors, including the shareholder's cost and the amount and nature of any distributions received with respect thereto. In most cases, the shareholder's basis in his or her shares will reflect his or her basis in the shareholder's Investor Debt which had previously been exchanged for the shares as part of the initial reorganization.

A Shareholder's gain or loss will be computed on a per share basis. In the event we make more than one liquidating distribution, each would be allocated proportionately to each share of stock owned by a shareholder. The value of each liquidating distribution will be applied against and reduce a shareholder's tax basis in his or her shares of stock. Gain will be recognized by reason of a liquidating distribution only to the extent that the aggregate value of such distributions received by a Shareholder with respect to a share exceeds his or her tax basis for that share. Any loss will generally be recognized only when the final distribution has been received and then only if the aggregate value of the liquidating distributions with respect to a share is less than the shareholder's tax basis for that share. Gain or loss recognized by a shareholder will be capital gain or loss provided the shares are held as capital assets. Gain resulting from distributions from a corporation pursuant to a plan of liquidation is therefore generally capital gain rather than ordinary income. Ordinary income would result in the event of the receipt of a distribution, not in liquidation, that is characterized as a dividend for tax purposes, subject, in the case of corporate holders, to a dividends received deduction. If it were to be determined that distributions made pursuant to the dissolution were not liquidating distributions, the result could be treatment of the distributions as either dividends, return of capital distributions or capital gain distributions.

THE FOREGOING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES
IS INCLUDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY SHAREHOLDER. THE TAX CONSEQUENCES OF THE DISTRIBUTIONS MADE IN CONNECTION WITH THE CORPORATION'S DISSOLUTION MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF THE SHAREHOLDER. WE RECOMMEND THAT EACH SHAREHOLDER CONSULT HIS OR
HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE
DISSOLUTION.

Miscellaneous

In order to dissolve, the Corporation and its affiliates will be required to obtain Regulatory approvals from the Pennsylvania Department of State, the Delaware Department of State and the applicable state taxing authorities. Management intends to obtain all appropriate approvals; however, none of such approvals have been obtained.

No opinions or reports are required in connection with the dissolution, and none have been obtained. Upon completion of the distribution of the proceeds from the sale of assets and the cancellation and redemption of shares, the remaining officers will take all the necessary steps and execute all the necessary documents to bring about dissolution.

If the shareholders have additional questions about the dissolution they may contact the Corporation at:

               Seven Fields Development (PA), Inc.
               2200 Garden Drive, Suite 200
               Seven Fields, PA  16046-7846
               (724) 776-5070


The Board of Directors recommends that shareholders vote FOR the proposal to dissolve the Corporation.


SECURITY OWNERSHIP

The following table sets forth information as of the Record Date regarding the amount and nature of ownership of Common Stock by each of the directors of the Corporation, each nominee for director and each executive officer listed in the Summary Compensation Table, and by all of the directors and executive officers of the Corporation as a group. Each such individual has sole voting and investment power with respect to the shares listed except as otherwise indicated in the footnotes to the table.

                                                       Percentage of
Name and Address of      Amount and Nature of          Outstanding
Beneficial Owner (1)     Beneficial Ownership          Common Stock

Paul Voytik              13,599.89 (2)                 *
George K. Wright         14,173.63 (2)                 *
Samuel A. Goldberg       745.97                        *
Robert A. Janusey        257.18                        *
Cheryl Kirchner          1,183.61                      *
Alexander Lindsay, Jr.   0                             0
Michael H. Burkhart      0                             0
C. Thomas Burkett        0                             0
Darell Craig             0                             0

All directors and
executive officers
of the corporation
as a group (9 persons)   29,960.28                     1.10


[FN]
* Indicates ownership of less than 1% of the Corporation's outstanding Common Stock.
(1) Address of each person is c/o the Corporation, 2200 Garden Drive, Suite 200, Seven Fields, Pennsylvania 16046.
(2)  All shares held jointly with spouse.

The Corporation knows of no person who has or shares voting power and/or investment power with respect to more than 5% of the Corporation Stock.

DIRECTORS OF THE CORPORATION

Certain information about the continuing directors of the Corporation and the director nominees is set forth below. Each of the Directors serves for a three year term expiring in the year indicated. Each of the Directors is also a director of the Corporation's subsidiaries, Seven Fields (DEL), Inc. and Seven Fields Management, Inc., which is the sole trustee of Seven Fields Development Company.


                              Director of   Director of
Name                     Age  Seven Fields  the Corporation
                              Since         Since               Term Expires
C. Thomas Burkett*       52   1999          1999                2002

Michael H. Burkhart*     55   1996          1996                2002

Robert A. Janusey (1)    49   1998          1998                2001

Cheryl Kirchner (1)      53   1997          1997                2001

Alexander Lindsay, Jr.   54   1990          1994                2003

Paul Voytik              76   1988          1994                2003

George K. Wright         74   1988          1994                2003

[FN]

(1)  For biographical information, see "Election of Directors"

C. Thomas Burkett is Chief Executive Officer of MAC Plastics, Inc., a manufacturer of custom blow molded plastic products located in Washington, Pennsylvania. Prior to joining MAC Plastics in 1997 as Vice President of Finance and Strategic Development, Mr. Burkett held various positions, including Executive Vice President, Senior Vice President, Vice President, Chief Financial Officer, Treasurer and Controller from 1978 through 1996 with Education Management Corporation, a private provider of proprietary post secondary education located in Pittsburgh, Pennsylvania. From 1973 through 1978, Mr. Burkett was a Senior Auditor and Certified Public Accountant with Arthur Andersen & Co. Mr. Burkett received a Bachelor of Arts Degree from Grove City College and an MBA from Ohio University.

Michael H. Burkhart has been a certified public accountant since 1972 and is a member of the American Institute of Certified Public Accountants, the Pennsylvania Institute of Certified Public Accountants and the National Association of Certified Valuation Analysts. Mr. Burkhart has practiced in public accounting since 1968, and was a partner with Hinds, Lind, Miller and Co., Certified Public Accountants, until 1995 when he founded his present firm. Much of Mr. Burkhart's professional background involves working with construction and development companies in the tax, accounting and management services areas.

Alexander H. Lindsay, Jr. is the President of the law firm of Lindsay, Jackson & Martin, P.C. in Butler, Pennsylvania, and specializes in litigation. He is a former Butler County and Cranberry Township solicitor. From 1975 until 1980, he was an Assistant United States Attorney for the Western District of Pennsylvania, and from 1977 until 1980 he was Chief of the Public Corruption Section of the United States Attorney's Office in Pittsburgh. From 1972 to 1973 he was an Assistant District Attorney for Butler County. He is a 1968 graduate of Washington and Jefferson College and a 1971 graduate of the University of Pittsburgh School of Law.

Paul Voytik has been Chairman, President and Chief Executive Officer of the Corporation, Seven Fields (DEL), Inc. and Seven Fields Management, Inc.
since their organization in 1994 and has been Chairman and Chief Executive Officer of Seven Fields Development Company since January 1989 and President since February 1988. He was employed at Westinghouse Electric Corporation for 29 years, 24 of which he served as an Engineering Manager, until his retirement in November 1985. Thereafter, he served as a consultant to Westinghouse until 1986. From 1986 until 1995 he was Vice President and a director of Piedmont Atlantic Corporation, which engages in land development in Chapel Hill, North Carolina. He has over 35 years of experience in building, contracting, and land development.

George Wright has been Vice President of the Corporation, Seven Fields (DEL), Inc. and Seven Fields Management, Inc. since 1994 and Vice President of
Seven Fields Development Company since February 1988. He was employed by Gulf Research & Development for 42 years until his retirement in February 1985. At the time of his retirement, he held the position of Director of Safety Security & Fire Prevention for a 95 acre research complex of Gulf Oil Corporation.

The Board of Directors of the Corporation met: 5 times' during the fiscal year ended October 31, 2000, ("Fiscal 2000"). Each of the directors attended at least 75% of the meetings of the Board of Directors during Fiscal 2000.

The Board of Directors of the Corporation does not have an audit, nominating, compensation or other committee. The duties that would be delegated to such committees are handled by the full Board. Each director is paid a fee of $600 per Board meeting attended.

EXECUTIVE OFFICERS AND COMPENSATION

The Corporation's executive officers are identified below.

                                                          Officer of
Name                       Age Position                   Seven Fields Since

Paul Voytik (1)            76  Chairman and President     1988
Darell Craig               50  Chief Executive Officer    1991
George K. Wright (1)       74  Executive Vice President   1988
Samuel A. Goldberg (1)     76  Secretary and Treasurer    1988
Lynn Hoffman-Kyle          46  Chief Financial Officer    1997

[FN]

(1) For biographical information, see "Directors of the Corporation".

Darell Craig, prior to being named Chief Executive Officer in November 1997, was Chief Operating Officer of the Corporation, Seven Fields (DEL), Inc. and Seven Fields Management, Inc. since 1994 and of Seven Fields since September 1991. A graduate of the University of Pittsburgh, Mr. Craig has been manager of land development and single/multifamily home construction for over twenty years.

Lynn Hoffman Kyle, prior, to being named Chief Financial Officer in December 1997, was employed by the Corporation as Controller since 1988. A graduate of Pennsylvania State University, Ms. Hoffman Kyle has held various accounting positions for over twenty years.

Summary Compensation Table

The following table is a summary of certain information concerning the compensation awarded or paid to, or earned by, each person who served in Fiscal 2000 as the Corporation's chief executive officer during each of the last three fiscal years. No other officer or director of the Corporation had total annual salary and bonus in excess of $100,000 during any of the last three fiscal years.

                        Summary Compensation Table

                                                Long-term compensation
                       Annual compensation       Awards       Payouts
                                                                       All
                                  Other   Restricted           LTIP    other
                                  Annual  Stock      Options/  pay-    compen-
Name and     Fiscal Salary  Bonus Comp    Awards     SARs      outs    sation
Principal    Year   ($)     ($)   ($)     ($)        (#)       ($)     ($)
Position     (b)    (c)     (d)   (e)     (f)        (g)       (h)     (i)
  (a)


Paul Voytik
(President &  2000   58,461    0       0     N/A      0         N/A     0
Board         1999   78,369    0       0     N/A      0         N/A     0
Chairman)     1998   53,760    0       0     N/A      0         N/A     0

Darell
Craig
(Chief        2000   82,445    59,917  0     N/A      0         N/A     0
Executive     1999   82,445    47,193  0     N/A      0         N/A     0
Officer)      1998   82,445    34,594  0     N/A      0         N/A     0

Pursuant to the terms of a Management and Administrative Services Agreement, the Business Trust reimburses Seven Fields Management for all of its expenses related to the Business Trust, including the costs incurred by the Corporation and and Seven Fields (DEL), Inc., including director's fees, salaries, and costs related to shareholder services. Such reimbursement is in lieu of a trustee fee.

2002 SHAREHOLDER PROPOSALS

To be eligible for presentation at the Corporation's next annual meeting, shareholder proposals must be received by the Secretary of the Corporation at its main office not later than November 5, 2001.

BY ORDER OF THE BOARD OF DIRECTORS,

Paul Voytik
Chairman and President


Date: March 5, 2001